Exhibit 99.2

FISCAL 2014 THIRD-QUARTER CONFERENCE CALL TRANSCRIPT

MAY 12, 2014 / 05:00 PM EST

On May 12, 2014, Premier, Inc. hosted a conference call to discuss financial results for the fiscal 2014 third quarter, ended March 31, 2014.  The following transcript is an interpretation of the statements made on the call. The actual conference call may have differed slightly.

CORPORATE PARTICIPANTS

Jim Storey Premier, Inc. — VP of IR

Susan DeVore Premier, Inc. - President & CEO

Craig McKasson Premier, Inc. — CFO

Mike Alkire Premier, Inc. - COO

CONFERENCE CALL PARTICIPANTS

Mike Minchak JPMorgan - Analyst

Ryan Daniels William Blair & Company - Analyst

Jamie Stockton Wells Fargo Securities — Analyst

Garen Sarafian Citigroup - Analyst

Sean Wileand Piper Jaffray & Co — Analyst

Nicholas Jansen Raymond James - Analyst

Michael Cherny ISI - Analyst

PRESENTATION

Operator

Good afternoon and welcome to Premier, Inc.’s fiscal 2014 third-quarter earnings conference call. As a reminder, this conference call is being recorded. The call will be archived and available via webcast on the Company’s website in the section entitled, Investors.

(Operator Instructions)

It is now my pleasure to turn the call over to the Company’s Vice President of Investor Relations, Jim Storey. Jim, you may begin.

Jim Storey - Premier Inc. - VP of IR

Thank you, Lindsay, and welcome everyone to Premier, Inc.’s fiscal 2014 third-quarter conference call. Our speakers today are Susan DeVore, President and Chief Executive Officer, and Craig McKasson, Chief Financial Officer. And with us also today is Mike Alkire, our Chief Operating Officer. Susan and Craig will review the quarter’s performance, discuss some of our ongoing initiatives, and provide an update on our outlook for the remainder of the fiscal year, which ends June 30. We will then open the call up to your questions.

Before we get started, I wanted to remind everyone that copies of our press release and the supplemental slides accompanying this conference call are available in the Investor Relations section of our website at www.premierinc.com. I also want to remind everyone that management’s remarks today contain certain forward-looking statements and that actual results could differ materially from those projected today. These forward-looking statements speak as of today and we undertake no obligation to update them.

Factors that might affect future results are discussed in our filings with the SEC, and we encourage you to review these detailed safe harbor and risk factor disclosures. Please also note that, where appropriate, we will refer to non-GAAP financial measures such as adjusted EBITDA, segment-adjusted EBITDA, and adjusted fully-distributed net income to evaluate our business. Reconciliations of non-GAAP financial measures to GAAP financial measures are included in our earnings release.

Now, let me turn the call over to Susan DeVore, Premier’s President and CEO. Susan?

Susan DeVore - Premier Inc. - President & CEO

Thanks Jim, and thank you all for joining our call today to discuss our fiscal third-quarter results. This is our third conference call with investors since Premier went public this past October, and let me just start off by saying we are very proud of our performance.

We delivered double-digit revenue growth, double-digit adjusted EBITDA growth, and we continue to generate significant cash flow. We secured new business, we renewed existing business and we won market share.  And we have achieved all of these things in an environment that’s been marked this quarter by soft hospital utilization, industry cost pressures and continuing competition.

With less than two months to go in our fiscal year, we are confident that we will deliver on the updated guidance range that we are providing today. We expect our aligned business model, powered by numerous revenue drivers, to also serve us very well as we move forward into fiscal 2015, driving continued growth and business expansion and delivering value to our shareholders.

As I look back on the third quarter, and ahead to the future, it’s clear to me that Premier’s past progress and future potential are both distinguished and driven by the fact that we are deeply embedded in our member and customer channel. We are leveraging this channel to drive solutions and expand relationships as we work together to address the cost, quality, safety, and population health management issues facing our industry today. The engine behind all of this is our integrated data analytics platform which we call PremierConnect.

Our member channel consists of approximately 3,000 hospitals now and 110,000 alternate sites across the country, and we believe this large and aligned channel positions us very well in this competitive environment and distinctly differentiates our business model.

The challenges facing health systems today are daunting and pervasive. We leverage our channels and our PremierConnect platform to attack these challenges, but most importantly, we do it simultaneously.  In our third quarter, we continued to expand and win business precisely because of our ability to provide integrated solutions, covering everything from population health management to diverse supply chain services. We achieved a number of what we call “all-in” partnerships with both existing and new health systems. I’ll review some of these in the course of today’s discussion.

First, let’s review our third quarter financial highlights.

We achieved 16% overall growth in consolidated revenue and 13% growth in adjusted EBITDA, relative to pro forma results for the same period a year ago. As increased demand for our products and services helped us expand business with members and also capture market share in this competitive environment.

Our Supply Chain Services segment delivered 17% revenue growth overall, driven by a healthy 3% increase in net administrative fee revenue from our GPO business and a 58% jump in product revenue from our direct sourcing and specialty pharmacy businesses.  This is a result of our success in the market and growing our market presence. This includes converting recently won business, increasing contract penetration of our existing members, and driving significant growth in our alternate site business. Our direct sourcing and specialty pharmacy businesses are expanding and exceeding expectations. Segment-adjusted EBITDA grew by 10% in Supply Chain Services.

Performance services revenue grew 13% year-over-year and delivered a 24% increase in adjusted EBITDA.  This performance was primarily driven by new SaaS-based informatics products, our population health initiatives, and our advisory service and performance improvement collaboratives.

Additionally, looking at our recent acquisitions, we experienced increasing member implementation of, and continuing interest in, the physician preference analytics, provided by our acquisition of SYMMEDRx. And Meddius’ ability to acquire real-time data from multiple transactional systems continues to draw member interest.

Our financial growth goes hand-in-hand with the increased use of our applications and expanding relationships.  You might recall that when we went public in October, we highlighted the number of hospitals and care facilities using our installed applications. Since that time and through the end of April, I am happy to report that our installed and “under-contract” base has grown in several areas -- as depicted in the slide accompanying these remarks. Here are a few:

Our labor productivity analytics has increased 53% to 1,193 from 780 hospitals. In population health management, we have grown from 80 members to over 112, encompassing some 400 hospitals. That’s an increase of 40% as we expand into ambulatory sites and population health.  In clinical quality analytics, we are up about 26% to 1,100 hospitals from 870. And in real-time safety surveillance, up about 10%, to 353 from 320.

These numbers are being driven in large part by the expanding nature of our member engagement. When a health system comes to us for an integrated solution, that encompasses both the Supply Chain Services and Performance Services sides of our business, we call this an all-in engagement.  I would like to take the next few minutes to review some of the all-in engagements that we have achieved in the third quarter, so you will have a sense of how this really works in the marketplace.

First is a substantial Performance Services partnership with Doctors Hospital at Renaissance. It’s a 530-bed acute care hospital serving more than 1.2 million residents across South Texas. The largest physician-owned facility in the US, Doctors Hospital already was a GPO member.  In the third quarter, Doctors turned to our integrated Performance Services framework to help address its imperative to reduce cost and improve quality and safety, while also positioning the organization to manage the health of its geographic population in South Texas. To do this, Doctors will be using our PremierConnect platform, gaining access to 16 of our applications, consulting and collaborative solutions provided by Premier.  I won’t name them all, but they include our Quality, our Safety, our Value Analysis applications, our PopulationFocus products, as well as memberships in our QUEST, remember that’s the High Performing Hospitals collaborative, and our ACO performance improvement collaboratives.

Next, Carolinas Healthcare System, headquartered right here in Charlotte, signed on during the quarter to expand its current engagement with us in Performance Services, adding our SafetyAdvisor and our OperationsAdvisor Ambulatory applications across its system.  With more than 40 hospitals, Carolinas is already one of our larger supply chain service members including GPO, specialty pharmacy and direct sourcing participation. It’s also active in our performance improvement collaboratives and incorporates many of our Performance Services analytics products into its system, which now includes more than 7,400 licensed beds. You may know, SafetyAdvisor analyzes real-time electronic health records data at each location, in order to prevent infections and manage appropriate medication use.

Another big win for us in the third quarter was Riverside. It’s a five-hospital system in eastern Virginia and a leading provider of state-of-the-art healthcare in the region. For the past decade, a number of Riverside hospitals have been using assorted Premier products and services. However, during the third quarter, Riverside, which also is a GPO member, signed on for a combination of our technology, consulting, and collaborative solutions that will comprehensively address cost, quality, safety and population health management.  Among the 16 Premier solutions now being employed are our OperationsAdvisor, OperationsAdvisor Ambulatory, which is our labor productivity and benchmarking product, our specialty pharmacy and our direct sourcing offering and our clinical and operational advisory services. In addition, Riverside expanded to system-wide use of our QualityAdvisor, SafetyAdvisor, and PopulationFocus products, and is now participating in our performance improvement collaboratives.  And just this month, it signed up for our insurance services, which help providers with liability, benefits and risk management. You might say Riverside is a quintessential example of an all-in Premier member.

One last piece of news in this area.  Just last month we signed an all-in agreement with New Jersey-based, Princeton Healthcare System. It is a 401-bed system that includes the award-winning University Medical Center of Princeton. This is the first time Premier will partner with Princeton.  Under the multifaceted contract, the health system will access our integrated Supply Chain and Performance Services comprehensively, including group purchasing, outsourced supply chain leadership, advisory services, and a full suite of technology solutions -- with a goal of driving comprehensive quality improvement and cost reduction. Included in the suite of nine technology solutions is the PremierConnect platform with access to, again: OperationsAdvisor, QualityAdvisor, our PhysicianFocus product, SafetyAdvisor, SpendAdvisor and ValueAdvisor.

As I think you can see, these types of all-in relationships are becoming more and more commonplace in our new business pipeline. Since health systems in today’s environment need much more than a single-point solution, or even a multi-point solution focused on just one area of their business, they’re demanding comprehensive solutions spanning the scope of their activities.  We believe that the expanding integration of our applications, advisory services and performance improvement collaboratives clearly differentiates Premier and our ability to simultaneously address our members’ cost, quality, safety, and population health challenges, while providing a diverse stream of revenue drivers for our Company. I’m sure you’re getting the gist that we are all about cost and quality and safety and population health, and that diversity drive lots and lots of different revenue streams.

This evolving trend is being driven in part by the increased focus on population health management. Success in this area demands an integrated approach that blends analytics and advisory services with performance improvement collaboratives. That’s exactly what we’re providing with our leadership and population health offerings. In fact, our ACO collaborative members that are participating in the first year of CMS’ Medicare Shared Savings Program have significantly outperformed the rest of the ACOs, with 44% of them achieving shared savings versus 25% for the rest of the participants.

Last quarter, I also told you about the population health management program we launched in partnership with the Greater New York Hospital Association. Since then, we’ve begun to work with more than a dozen of New York State’s largest safety net hospitals to launch a population health collaborative focused on transforming health delivery to a population health model. And we expect this initiative to continue to gain momentum now that New York State has begun rolling out the applications and criteria for its new $8 billion program.

In fact, since our IPO in October, we have closed more than 100 population health related contracts with 77 members, related to collaborative, consulting services and analytics solutions. In total, our fiscal year-to-date population health offerings are contracted with more than 100 members encompassing 600-plus hospitals.

We’ve often talked about the growth of our alternate site GPO business, which continued in the third quarter, both through the addition of new members and the deeper penetration of existing members.  In concert with this growth, we are seeing enthusiastic response in the alternate site market to the performance services products, and the services that we’re adding. In March, we introduced our OperationsAdvisor Ambulatory solutions. This is a solution that drives labor efficiencies in non-acute settings. It has attracted strong interest from health systems that, as an example, have purchased physician practices and need to ensure that they are operating efficiently. More than six major health systems, representing numerous physician practices, have signed up now for OperationsAdvisor Ambulatory in the past two months, and we’re now working to implement the application.

Lastly, I want to spend a few minutes reviewing our progress with Medicare Breakeven. This initiative is an offering to our member CEOs and CFOs that focuses on total cost reduction to help deliver the changes necessary in order to address the flat, declining, or changing reimbursements under the Medicare system. We are receiving great response from the market.

Today, we are actively engaged in Medicare Breakeven projects with 13 members, five of which are just getting underway, targeting more than $200 million in potential savings. And we’ve completed another five engagements during the fiscal year that achieved significant targeted savings.

In our Medicare Breakeven initiative, one of the main targets is the high-cost and difficult-to-manage area of physician preference.  An important tool that enables us to effectively address physician preference is SYMMEDRx, the contract management and data services company, that we acquired last July. SYMMEDRx assists our members in their efforts to lower their cost structure by specifically targeting physician preference in high-cost categories like cardiology and orthopedics, across multiple disease states.

I know I’ve discussed SYMMEDRx on past conference calls, but it really does provide a great illustration of the power and true differentiator of our member channel. We learned about SYMMEDRx from one of our members, and when we acquired it, it was servicing 20 clients that it had acquired over several years.  Today, just about 10 months after introducing SYMMEDRx to our channel, we have 51 members signed up and we are working on 139 disease states. And we believe it will continue to grow.  So this is another example of co-innovation with our members to create solutions that are improving their performance and providing growth for Premier.

Which brings me to MEMdata. We acquired MEMdata in early April and are actively integrating it into our channel now. MEMdata is an equipment planning, sourcing, and analytics business, focused on the capital equipment needs for existing medical facilities, as well as those under construction. It’s a high cost area and an area that our members have needed help and support.  The company has a unique highly-differentiated capital equipment and construction solution and a proven track record of realized savings for its customers, some of whom were already Premier members before we acquired it. We are receiving remarkable interest from our membership as they learn about its capabilities.

Again, I can’t over-state the power of a receptive and deep channel in both cultivating and leveraging solutions for our members and customers, as we seek to drive growth for Premier and value for our shareholders.  This fosters a co-innovative of culture and supports our business model and its diverse revenue stream, and I believe it will serve us very well in the future.

Before I turn the call over to Craig, I want to touch on the area of acquisitions. We now have capital necessary to acquire and build the capabilities, people and technologies needed to address the challenges facing our member health systems. To date, we have acquired and integrated into our business several companies.  They’re currently supporting our business strategy and helping drive our long-term growth. Our pipeline of potential acquisitions is very active, and we are evaluating a number of opportunities. We are proceeding with appropriate diligence and with what we believe are the best interests of all of our shareholders in mind.

Let me conclude by saying that our process is rigorous. Our plan is to invest your money wisely, in a way that brings compelling value to our members and long-term growth to Premier. So stay tuned.

With that, I’ll turn the call over now to Craig McKasson, our Chief Financial Officer.

Craig McKasson - Premier Inc. - CFO

Thank you Susan. I want to walk through our financials in a little more detail and then review guidance and expectations as we head into the end of our fiscal year.

I also want to reiterate Susan’s comments that we are extremely pleased with these results and believe they position us for a solid end to our fiscal year and a good start to fiscal 2015. The diversity of our revenue streams helped us achieve double-digit revenue and adjusted EBITDA growth. And we continue to generate significant free cash flow.

I will be comparing current fiscal third-quarter results with last year’s results on a pro forma basis. The reconciliations with GAAP results are available in the press release we issued today and in our Form 10-Q filing with the SEC which we expect to file by the end of day tomorrow.

Net revenues for the quarter of $225.6 million are up 16% from a year ago. These results are comprised of a $167 million revenue contribution from our Supply Chain Services business segment, up 17% year-over-year, and $58.6 million from Performance Services, up 13% year-over-year.

Adjusted EBITDA of $91.3 million for the quarter represents a 13% increase from year-ago pro forma numbers with Supply Chain Services adjusted EBITDA increasing 10% and Performance Services EBITDA, up 24%. We generate a

40% EBITDA margin in our business today.  As we have discussed prior to and since the IPO, our evolving product mix will continue to impact our overall EBITDA margin as we grow and expand our non-GPO businesses.  However, we will continue to deliver strong EBITDA growth, and the EBITDA margin will continue to be impacted or changed.

As noted on our previous calls, our third-quarter performance does demonstrate the back-end weighting we have been projecting this fiscal year. We do expect this trend to continue in the fourth quarter as a result of some additional expenses that were incurred in the prior year. As I will discuss in a few minutes, the midpoint of our updated fiscal 2014 guidance range implies achievement of double-digit EBITDA growth for the full year.

Now let’s take a closer look at our third-quarter results.

As you are aware, we go to market with a holistic approach, our unified sales and field professionals working with integrated data analytics from our PremierConnect platform to provide multi-channel solutions for our members. From a financial perspective, we report our results in two business segments. Our Supply Chain Services segment includes one of the largest healthcare group purchasing organizations in the country, serving both acute and alternate sites. It also includes the Company’s direct sourcing and specialty pharmacy activities.  Performance Services includes the Company’s cloud-based informatics products, as well as our technology-enabled performance improvement collaboratives, advisory and insurance services, and PremierConnect Enterprise, which is our cloud-based enterprise data warehouse and business intelligence platform.

When reviewing our third-quarter revenue drivers, the strength of our diverse model is apparent. Net revenue from our GPO accounted for 48% of total revenue, compared with 54% a year ago.  This was largely achieved through diversification of the revenue drivers in our Supply Chain Services businesses, primarily the continued strong revenue growth of our direct sourcing and specialty pharmacy lines. Combined, these businesses produced 58% top-line growth in the quarter from a year ago, and represent approximately 35% of our Supply Chain Services segment revenue.  And, as Susan discussed, net administrative fee revenue rose 3% from a year ago, reflecting both our newer GPO members’ ongoing conversion to our company’s contract portfolio, as well as continuing growth from contract penetration with our existing acute and alternate site GPO members -- this in a market that has been recently challenged by utilization trends.

In summary, our revenue diversification strategy in Supply Chain Services is working very well. It’s driving additional savings for our members and revenue for Premier. And our core GPO business model is also producing good growth.

In our Performance Services business, revenue growth during the third quarter was primarily a result of new informatics product sales, as well as increases in advisory services and performance improvement collaborative revenues. We continue to expand the use of our informatics products in our member and customer base and we saw strong growth in advisory services in the quarter. Susan highlighted the growth in the number of hospitals using our applications so I won’t repeat it.  But I would like to highlight that the number of member hospitals participating in our collaboratives totaled approximately 920, an increase of approximately 8% from the number at the time we launched our IPO.

Looking at the bottom line, non-GAAP pro forma adjusted fully-distributed net income totaled $47.8 million for the quarter, or $0.33 per share, compared with $44 million or $0.30 per share last year.  As I have previously explained, because of our aligned member ownership structure, we provide what we call adjusted fully-distributed net income, which in a nutshell, allows us to present adjusted net income and earnings per share on a consistently comparative basis without the income and share variability that will result from ownership structure changes and certain non-cash and non-recurring items.  This measure also calculates income taxes assuming the entire company was a taxable C-corporation, and further calculates adjusted fully-distributed earnings per share, assuming all of the Company’s class A and class B common shares are held by the public and therefore included in the share count determination.

From a liquidity and balance sheet standpoint for the nine months of fiscal 2014, we generated cash flow from operations of $285.9 million, an increase of $23.1 million from last year.  As of March 31, 2014, we have cash, cash equivalents, and marketable securities of approximately $507 million at our disposal and currently have no amounts outstanding on our credit facility. As Susan discussed, we are actively managing our acquisition pipeline and anticipate deploying capital in the near future.

Capital expenditures for the nine-month period totaled $39.8 million, compared with $27.9 million for the same period a year ago, and are in line with our annual capital expenditure estimate of approximately $54 million.  The increase is mostly due to capitalized internally developed software, which results from the research and development activities that we undertake to improve and expand our SaaS informatics products, including the launch of PremierConnect Enterprise earlier this year.

Turning to guidance, we are tightening our fiscal 2014 full-year guidance to reflect current expectations of revenue and adjusted EBITDA growth for the remainder of the fiscal year. Specifically, in Supply Chain Services, the revised guidance assumes continued strong growth in our direct sourcing and specialty pharmacy businesses and continued support from net administrative fee revenues, resulting from the impact of the continuing conversion from new members to our contracts and the continued contract penetration of existing members’ acute and non-acute supply spend.

In the Performance Services segment, the tightened guidance range assumes continued growth driven by integrated offerings of the Company’s SaaS informatics products, advisory services, and performance improvements collaboratives. As you can see from our many all-in examples, new prospects and our existing members are realizing the value of our broad portfolio.  Given the enterprise nature of these transactions, we have started to see some of our sales cycles elongate a bit due to the nature of enterprise sign-off that are required across multiple departments and executives in the health system. We think the sales, the longer sales process, is due to the increasingly integrated and enterprise nature of our products and services. We do believe this is timing. And in fact, in the third quarter, our Performance Services new business bookings increased significantly from the same period last year.  So, current demand is strong, and we think this bodes really well moving forward, as health systems increasingly turn to those companies that can provide integrated solutions for their multiple challenges.

We continue to have high visibility into our revenue for both the remainder of fiscal 2014 and into fiscal 2015. And based on my previously stated assumptions, are very comfortable with our ability to achieve results within these narrowed ranges.

Our fiscal 2014 full-year guidance is as follows:

Supply Chain Services segment revenue of $628 million to $635 million will reflect a gain of 12% to 14% from a year ago. Performance Services segment revenue of $231 million to $234 million will reflect a gain of 13% to 14% from a year ago. These add up to pro forma consolidated net revenue of $859 million to $869 million, representing a gain of 12% to 14% over the prior year.

We expect non-GAAP pro forma adjusted EBITDA to be in the range of $342 million to $350 million reflecting a 9% to 11% year-over-year increase, and non-GAAP pro forma adjusted fully distributed earnings per share will come in-between $1.23 and $1.27. This concludes my prepared remarks. Let me turn the call back over to Susan.

Susan DeVore - Premier Inc. - President & CEO

Thanks, Craig. Operator, can you please open the call for questions?

QUESTION AND ANSWER

Operator

(Operator Instructions).

You have an audio question from the line of Lisa Gill.

Susan DeVore - Premier Inc. - President & CEO

Hi, Lisa.

Mike Minchak - JPMorgan - Analyst

It is actually Mike Minchak in for Lisa.

Susan DeVore - Premier Inc. - President & CEO

Hello, Mike.

Mike Minchak - JPMorgan - Analyst

Hello. Just a couple of questions. First, with respect to the net admin fees, obviously we saw a nice re-acceleration of growth in that area this quarter. Are you still expecting to see further re-acceleration of that growth based on conversion of new members and increased contract penetration going forward? Can you talk about what a more normalized growth rate looks like for net admin fees once we cycle through the recent member wins and re-org losses?

Craig McKasson - Premier Inc. - CFO

Great question, Mike. I think we expect to continue to see the mid-single -- lower mid-single digit growth that you’ve seen, given the continuing changes in the landscape with respect to inpatient and outpatient activity, longer-term with migration into the alternate site space. We think there may be future opportunities to expand that. But for the near-term, we would expect to be at the levels you saw in the third quarter.

Mike Minchak - JPMorgan - Analyst

Great. On the Performance Services side, EBITDA and EBITDA margins both came in nicely above our estimate for the quarter and showed strong year-over-year growth. Wondering if you could talk about what the key drivers of that growth are?

Susan DeVore - Premier Inc. - President & CEO

EBITDA growth, go ahead, Craig.

Craig McKasson - Premier Inc. - CFO

The key drivers for our revenue and EBITDA growth continue to be the adoption of our SaaS informatics products wrapped around with the advisory services that we’re providing. So we’re getting a lot of a lot of leverage and lift through these integrated plays, where they’re taking full advantage of our capabilities as we move forward.

Mike Minchak - JPMorgan - Analyst

Okay. One final one. Wondering if you can provide any color on the capital deployment front in terms of what opportunities you’re looking at on the M&A side? And what you’re seeing in terms of availability of assets and valuations?

Susan DeVore - Premier Inc. - President & CEO

So, we have a lot of activity going on in the capital deployment space. You know, we’ve done three small acquisitions. We’re really looking for technologies or capabilities that work both in the current state and position health systems for the future state. So, that means we’re looking at anything in the quality space, in the safety space, in the population health space. You saw some of our acquisitions were really driven at specific high-cost areas.

We’re looking at companies that help on the data acquisition and the ambulatory space. We’re also interested in companies that help our health systems implement these changes to care delivery across their healthcare systems. We have several activities underway and we will keep you posted as those progress.

Mike Minchak - JPMorgan - Analyst

Thanks for the comments.

Susan DeVore - Premier Inc. - President & CEO

Thank you.

Operator

Your next question comes from the line of Ryan Daniels.

Ryan Daniels - William Blair & Company - Analyst

Thanks for taking my questions, guys. First question on the product sales. Obviously, an extremely strong quarter there. I was hoping to get a little bit more color on what’s driving the momentum there, if that’s existing customers buying more? If you’re landing more customers or maybe new products you’re offering? Anything you could offer?

Susan DeVore - Premier Inc. - President & CEO

I’ll just start and then Craig, you can add. It really is a combination, Ryan, of new customers. And you saw in the examples of the all-in customers. It takes a little longer sometimes but if we can get an enterprise master agreement and we can get multiple solutions and then sign up with them to try to solve significant cost, quality, and safety population health challenges all at the same time, that’s really what’s driving.

You can see the numbers across that slide that we showed. Those are new customers. Those are expanded existing customers. It’s all focused on this integrated set of solutions.

Craig McKasson - Premier Inc. - CFO

And I think to add a little color on the product side of the business, I think it’s really continuing to really refine and hone the core products that we are providing through our direct sourcing capabilities and the specialty pharmacy space, we continue to look for and add additional limited and restricted distribution drugs to our portfolio, which are allowing us to grow in that business.

Susan DeVore - Premier Inc. - President & CEO

Ryan, I didn’t know if you were talking about Supply Chain or Performance Services. We’ve got growth on both sides.

Ryan Daniels - William Blair & Company - Analyst

Just the products specifically. I know the sequential growth was so strong there. But your color was helpful.

Susan DeVore - Premier Inc. - President & CEO

Thank you.

Ryan Daniels - William Blair & Company - Analyst

Maybe, a follow-up to your answer there, the all-in accounts, those are very helpful case studies that you provided. Is there anything in particular that’s driving that internally? I know you’ve gone to market with an integrated solution for some time. So is it really just the products are honing and hitting key issue sets with the clients or anything you’ve done structurally to drive the strength there?

Susan DeVore - Premier Inc. - President & CEO

One, I think that the health care systems just have significant pressure on cost and they’re really looking at all the duplicative solutions they’re using and how do they get to an integrated set of cost and quality and safety solutions. I think that their needs are becoming more intense and they’re cognizant of having integrated solutions. I think from our side, because we have one channel, we have one sales force, we have one field force, we integrate all of our sales and field activity.

And we, as you know, three years ago rebuilt our platform so that this stuff could be connected on the platform. I think for those reasons, we have something different to offer. We do it with an integrated sales and field force, and they have needs that are more intensely integrated.

Ryan Daniels - William Blair & Company - Analyst

Okay. Very helpful color. Last one and I will hop off. Craig, you mentioned a little bit about the sales cycle elongating given the movement to enterprise-level type solutions. Can you talk, number one, about how much that is lengthening? Number two, I’m curious, when you do those larger deals, if the deployment or recognition of a sale lengthens as well? Or does that start coming in pretty quickly once the deal is signed?

Craig McKasson - Premier Inc. - CFO

That’s a great question, Ryan. Obviously, the time frame of a sale varies dependent on the accounts and the process there. A general rule of thumb I would give you is that we might typically and historically have sold stand-alone SaaS informatics-type products or an advisory service-type product in a 3- to 6-month window. And with these integrated plays, they can now take up to six, to nine, to 12 months at the longest, depending in terms of the amount of process to go through and engage all of the stakeholders across the health system.

Because, now you’re dealing with the CEO and in many cases the CFO, the CMO, the CIO and the COO, and it’s just getting that entire integrated process can take longer. As far as revenue recognition, again, a great question. Typically, our technology products or SaaS informatics have an average implementation time-frame of around 120 days. We aren’t really seeing that change or elongate through this process. It’s more through that sales process of getting them in place.

In the case of Advisory Services with some of these large integrated plays, we do sometimes have what we will call performance-based engagements. They are not risk, at-risk engagements but they do require us to achieve savings. And then as we achieve those savings with the member, that’s how we recognized the revenue. So obviously in the larger engagements those can take a little bit of additional time, but not substantial or significant additional time to begin recognizing revenue.

Ryan Daniels - William Blair & Company - Analyst

Okay. Perfect.  Thanks a lot.

Susan DeVore - Premier Inc. - President & CEO

Thank you.

Operator

Your next question comes from the line of Jamie Stockton.

Susan DeVore - Premier Inc. - President & CEO

Hi Jamie.

Jamie Stockton - Wells Fargo Securities - Analyst

Good evening. Thanks for taking my questions. Maybe to just follow-up on one that I think Ryan just asked and Craig’s answer with the Advisory Services and the ones that specifically might include a performance component, which I suspect — I think you mentioned you had 13 Medicare Breakeven members that were targeting $200 million in savings.

Would contracts like that, as we think about the next year or two, is there going to be a piece of business that really heats up from some of those engagements where there may be a lot of activity right now but then some of the performance-oriented fees really kick in a year or two as you start achieving those cost savings, but you’re not achieving them right now?

Susan DeVore - Premier Inc. - President & CEO

You know, it’s interesting. I’ll start and Craig you can add. With these all-in kinds of engagements and very often with Medicare breakeven there are applications are sold with it, so we have revenues that come from the subscriptions related to the applications. Then we will have sometimes performance fees. We try to structure it so that we get paid as we deliver the savings all along, so we don’t have big highs or lows.

What we try to do is piece together all the fee-for-service subscription-based kinds of — and fixed fee arrangements. And then have our performance fees tied to performance along the way. We don’t want to see, and hope you won’t see, a lot of variability related to performance-based fees.

Jamie Stockton - Wells Fargo Securities - Analyst

Okay and then maybe, Susan, switching gears back to the GPO business, or, I guess, to GPO business. Are you seeing market share gains be the primary driver right now, given that inpatient volumes are relatively weak? The fact we’re kind of seeing a re-acceleration in this business, is it that you’re picking up new business that’s driving that, more so than the existing client base really helping drive higher admin fees?

Susan DeVore - Premier Inc. - President & CEO

There are a lot of things, Jamie. First of all, you know we have all the data on utilization, so we track what’s happening inpatient and outpatient. Outpatient continues to be up significantly, inpatient down slightly. It had a soft January, we think weather-related, but it’s more normalized in more recent months. We think that there’s a utilization factor but the contract penetration that we get in our portfolio, the focus on contract penetration, the focus on new members, the focus on alternate site growth, which is pretty significantly higher than inpatient growth.

For us, it’s market share, new members, contract penetration, non-acute, and that’s more than offsetting some of the utilization challenges. I also, you know, the recent government report now that we have the 8 million folks signed up for Obamacare, and the most recent report out that talked about health care spending and significant increases and hospital spending, I think we will continue to see some of those trends as those people come into the system more routinely than they have in the past.

Jamie Stockton - Wells Fargo Securities - Analyst

Okay. And last question for me. The direct sourcing and specialty pharmacy businesses, could you just give us an update? They’ve really inflected the last couple of quarters, maybe direct sourcing more than spec pharma. Can you give us an update on what is the potential for those businesses in the long run, just so we have a sense for how people should be modeling that product line within Supply Chain Services for the next year or two?

Susan DeVore - Premier Inc. - President & CEO

Yes. I will start strategically, Jamie, and then, Craig, I’ll have you give the financial thoughts on that. Strategically, as you know, the specialty pharmacy for us was — we didn’t do to compete with traditional specialty pharmacy. It really is a wrap-around service to population health. So my sense strategically is, is that as population health and these medication interventions, taking care chronic patients throughout the entire continuum, as the market continues to move there, the opportunity for our specialty pharmacy as differentiated from others’ increases.

On the direct sourcing side, we have penetrated significantly in some categories. We are very considerate about where we go next and how much savings there is to be obtained at there and how much revenue growth opportunity. So Craig, I don’t know if you want to give any sense of potential?

Craig McKasson - Premier Inc. - CFO

The only thing I would add, Jamie, is that number one, they are good examples of us developing and testing a solution and then taking it to our channel. When we actually see adoption, we can see very quick growth as people actually come in and adopt that. And we’ve experienced that, obviously, specialty pharmacy is a little, not a lot, but a little further in its maturity life than the direct sourcing businesses.

Longer-term, if I think about those businesses and as we’ve talked about in the past, I think in the 15% to 20% growth per year longer-term is what we look to achieve from those types of product businesses.

Jamie Stockton - Wells Fargo Securities - Analyst

Okay. That’s great. Thank you.

Susan DeVore - Premier Inc. - President & CEO

Thanks, Jamie.

Operator

Next question comes from the line of Garen Sarafian.

Garen Sarafian - Citigroup - Analyst

Good afternoon.

Susan DeVore - Premier Inc. - President & CEO

Hi, Garen.

Garen Sarafian - Citigroup - Analyst

First on guidance. With a quarter left, it looks like there’s a revenue shift more towards Supply Chain Services but with Performance Services taking a bit of a downtick. Is the elongated cycle in the selling process somehow skewed more towards the Performance Services side? Is there something that you hadn’t anticipated before?

And related to that, the bottom end of the sales is raised nicely with what should be a higher margin sales dollars. I’m just wondering, I would have thought that there would’ve been more of a total EBITDA benefit? Is there some sort of mixed shift or are you just being conservative with a quarter left?

Craig McKasson - Premier Inc. - CFO

A couple of questions in there. Relative to the elongated sales cycle, that is clearly in the Performance Services space. As Susan talked about, those all-in engagements and expansions where we’re providing a lot of our technology tools and the wrap-around advisory services, those tend to be more on the Performances Services side. Not that we have super short sales cycles on the other side of the business either.

Obviously, GPO sales cycle, it tends to be very long. But in the case of our guidance update it really is — we have seen an impact from the point solution sales moving to more of an integrated sale to hit cost, quality, safety and population health and multiple applications coming into the process there.

Relative to your EBITDA question, a lot of our Supply Chain Services growth, as we discussed, has actually been in the product revenue side of that business which, as you are aware given the product nature of them, do not have the same EBITDA margin that the traditional GPO had. And so as a result, that’s why you’re not seeing that same level, the level of lift you might have expected if it was the GPO that was delivering that type of growth rate.

Garen Sarafian - Citigroup - Analyst

Got it. That makes sense. On M&A, are you guys seeing — it’s clear that you guys are very bullish on near-term M&A opportunities with a very active pipeline. M&A has always been a part of the strategy but just wondering, is the recent volatility and sometimes in some of the healthcare IT names that are public, is that leading to some valuation opportunities on the private side as well? Just trying to get a sense of what’s sort of new since last quarter in your current thinking about M&A? Or is this just a matter of time that it’s leading to some opportunities in the pipeline?

Susan DeVore - Premier Inc. - President & CEO

You know, Garen, we’re looking for strategic fit. We’re looking for financial fit. We have a framework that we use with ROIC expectations. We have valuations all over the map, as you might guess. I talked earlier about the various categories. And so we are looking at companies in several different ones of those categories but we are doing our due diligence and we’re going to make the right decisions long-term with the compelling value both for Premier from a revenue growth and EBITDA growth perspective, and for the customer base from a savings and improvement perspective.

I think there are plenty of opportunities, sector valuations aside. And they’re kind of all over the map.

Craig McKasson - Premier Inc. - CFO

This is correct. The only build I would add to that is that we’re also looking for things and as we’ve talked about that we can integrate with our existing capabilities, and products and solutions and not necessarily looking to just roll up disparate pieces and parts. So understanding that strategic fit is impacting the list of inventory that we look at as well.

Garen Sarafian - Citigroup - Analyst

It sounds like it’s more of a normal course of business.

Susan DeVore - Premier Inc. - President & CEO

It is. We have a full-time corporate development group that’s focused on that activity pretty exclusively and they’re very busy.

Garen Sarafian - Citigroup - Analyst

Got it. That is very helpful. Lastly, Susan, you mentioned on the exchanges but I wanted to explicitly get your thoughts as to what you’re hearing from your clients now that — on the last call, that was February, where I think that was when expectations were either at or near their lows. So now with 8 million lives, are you hearing any sort of — are your clients changing their tone in terms of how they’re approaching the tools they’ve purchased from you? Is it changing their behavior at all?

Susan DeVore - Premier Inc. - President & CEO

We still have, and you heard it, a lot of intense activity around population health because to take care of chronic patients, or previously uninsured patients, or Medicaid-expanded patients, that’s a full continuum capability. These health systems need to be able to manage the risk on the cost side. So we are seeing that continue to feed population health and all of the population health activities that we have.

Half of the states have expanded Medicaid, the other half haven’t. And because we’re everywhere, we are hearing utilization upticks in states that now have Medicaid expansion plus the exchanges and newly insured.

Also, still though, some pressure on inpatient to get folks out into other parts of the system. That’s why our OperationsAdvisor Ambulatory application, which gets after physician productivity, is creating some opportunities for us.

I would say, I think, generally, people are beginning to see this fuller use of the entire system in different places, maybe, then it was before as a result of Obamacare and the Medicaid expansion. Still have the cost pressure, because the payment rates on both of those are compressed.

For us, in many ways a good thing. They need services. They need data. They need integrated data. They have cost pressure and they want to do it as efficiently as possible.

Garen Sarafian - Citigroup - Analyst

Okay, great. Thank you very much.

Susan DeVore - Premier Inc. - President & CEO

Thank you.

Operator

Your next question comes from the line of Sean Wieland.

Sean Wieland - Piper Jaffray & Co. - Analyst

Thanks. I wanted to pick up on the last line of questions when you were talking about business segment, business line within the Supply Chain Services segment. Could you give us any kind of color you care to share on EBITDA margins by say, the core GPO versus direct-sourcing specialty pharma, any color you can provide there?

Craig McKasson - Premier Inc. - CFO

Yes. I think we’ve talked about this before, Sean. Obviously, the GPO is a much higher margin business given the nature of the scale and the nature of that business line without actual products coming through the channel. When you’ve got a product revenue business like specialty pharmacy and direct sourcing where we’ve got cost of goods sold, it significantly reduces that. Overall, we’re generating very significant 50%-plus EBITDA margins for that segment in totality.

Sean Wieland - Piper Jaffray & Co. - Analyst

Okay. How about in the MEMdata acquisition, what’s the business model behind that?

Susan DeVore - Premier Inc. - President & CEO

The MEMdata, Mike why don’t you — Mike, the COO, is on the call. Why don’t you give him the sense of that?

Mike Alkire - Premier Inc. - COO

Very quickly, Sean, there’s two-fold. One is, it’s a tool that can help our healthcare systems control the cost of their capital. We look at it — we sell it as a service. And they’ll pay a subscription fee associated with leveraging that tool and that capability. So that’s number one. It also though, identifies for us opportunities where, historically, some of our health care systems might have been buying things on contract that we hadn’t been able to really recognize. So it has a very intense in-depth data capability. Where we’re going to be able to uncover where there might be some opportunities for administrative fee growth as well.

Sean Wieland - Piper Jaffray & Co. - Analyst

Okay. Thanks a lot.

Susan DeVore - Premier Inc. - President & CEO

Thanks, Sean.

Operator

Your next question comes from Nicholas Jansen.

Nicholas Jansen - Raymond James - Analyst

Hello, guys. Two for me. This might be more of an Investor Day question relative to this. But I’m just trying to get to think of bigger picture if we’re thinking about fiscal 2015. I’m not sure how much comments you’re willing to provide now. Just kind of thinking about any key puts and takes that you’re thinking about as we look to formulate our expectations. Is there anything outside the normal course of business that you highlighted that we should be thinking about, in terms of above or below the current trend line?

Craig McKasson - Premier Inc. - CFO

Yes. That’s a great question, Nick. Obviously, more to come as we move to Investor Day, and as we close out our fiscal year. I think the general sense that we’ve articulated in the past is our hope and expectation that we will be generating double-digit growth on the top-line and from an EBITDA perspective. That’s where the fiscal 2014 guidance will come out and as I would be thinking about 2015, I would be thinking about those same types of levels.

Nicholas Jansen - Raymond James - Analyst

Okay, that’s helpful. And in the Performance Services segment, revenue was up a little bit sequentially, but EBITDA margin was up 400 basis points and I think I saw the same dynamic last year as well, in between the December and March quarter. Is there anything in this March quarter mix that we should be thinking about as  kind of a one-time dynamic and kind of thinking about the March quarter always being your highest market quarter in the segment?

Craig McKasson - Premier Inc. - CFO

Thanks, Nick. Not necessarily. I think one of the things we do sometimes see as we go through the year is in the December quarter, obviously, you have the holidays at the end of the year there. When you think about some of our advisory services and closing out deals, you do end up with a little bit of downtime for the last couple of weeks of the calendar year. I think that, more than anything, that can cause a little bit of a bleed into the third quarter but it’s not a true episodic seasonality.

Nicholas Jansen - Raymond James - Analyst

Thanks, guys. Nice quarter.

Susan DeVore - Premier Inc. - President & CEO

Thank you.

Operator

Next question comes from the line of Michael Cherny.

Michael Cherny - ISI - Analyst

Good evening, guys. Congratulations on the quarter.

Susan DeVore - Premier Inc. - President & CEO

Thank you.

Michael Cherny - ISI - Analyst

Maybe a question for you, Craig, there’s a lot of moving pieces given your different segments. I know this has come up a couple of times. If you normalize for mix, what are your key areas of operating margin leverage?

Craig McKasson - Premier Inc. - CFO

Normalize for mix?

Michael Cherny - ISI - Analyst

I guess, what areas within your selling, marketing area, within specific product line by product line gross margin, are you able to get opportunities for margin expansion over time?

Craig McKasson - Premier Inc. - CFO

I think what I would say there’s, clearly, we operate and as we’ve strategically talked about, we’re in businesses that benefit from scale. So we’ve had the benefit of being in the GPO for a long time, as we continue to scale, our newer emerging products business is in the Supply Chain Services segment, so direct sourcing and specialty pharmacy, we’ll get some operating leverage out of the growth and expansion of those.

Similarly, in the Performance Services space, we talk about the fact that the airplane’s been built, but we do continue to add new capabilities like PremierConnect Enterprise. And as we add new members and customers to that over time, we’ll get operating leverage through that. So there is a scale complement to all of our products and offerings. We just have historically had the most maturity in the GPO space, which gave us a lot of that operating leverage there.

Michael Cherny - ISI - Analyst

Thanks. That is helpful. I guess I’ll get a lot more questions answered in a couple of weeks. I’ll stop it there.

Susan DeVore - Premier Inc. - President & CEO

Thanks, Michael.

Operator

There are no further questions.

Susan DeVore - Premier Inc. - President & CEO

Okay. So we’re at the top of the hour here. Thanks, everybody, for spending this time with us today. We are excited about our performance, and we are looking forward to finishing out the year strong. We’re also looking forward to meeting many of you, or seeing you again at our inaugural Investor Day on May 28 in New York City. Let me close with just a few final thoughts.

First, we, at Premier, are in this for the long run. I say it on every call because quite frankly, the solutions we are co-innovating with our members in our channels are designed to transform the way health care is delivered in this country. And that doesn’t happen overnight, or in a month, or a quarter, or a year.  We believe we have something very unique, very differentiating in our collaborative member channel, and in our business model, built on a foundation of numerous revenue drivers. We’re developing real solutions for the industry which we believe will translate to sustained growth for Premier and our shareholders.

Second, the challenges faced by our health care providers are pervasive and daunting. They must be addressed today in order to succeed tomorrow. We’re working with our members on a wide spectrum of solutions, as you’ve heard, for the many cost, and quality, and safety, and population health management challenges that they face.  The solutions are increasingly complex. They’re increasingly data-driven and they are increasingly integrated. And this is exactly what we’re positioned to provide.

Third, and finally, when you put it all together, the value we deliver to members through our integrated, multi-solution approach, translates to numerous revenue growth opportunities for our Company. Which in the end, we believe, best positions Premier to lasting value for those shareholders who, like us, are in it for the long term.

So thank you again and we hope to see you all at the Investor Day on May 28th. Operator, you may now end the call.

Operator

Thank you for joining us today. This conference is now concluded. You may now disconnect.

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